JNL Investors Series Trust 485BPOS

  Ex. 99.28(m)(1)(vi)

Amendment to

JNL Investors Series Trust

Amended and Restated Distribution Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (the “Trust”) to its Distribution Plan (the “Plan”).

Whereas, the Plan was adopted on July 1, 2017, as amended, by the Trust on behalf of the funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the dissolution of the JNL Securities Lending Collateral Fund, effective September 30, 2023.

Whereas, pursuant to Board approval of the dissolution of the JNL Securities Lending Collateral Fund, the Trust has agreed to amend the Plan, effective September 30, 2023, to remove the JNL Securities Lending Collateral Fund and its fees from Schedule A.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated September 30, 2023, attached hereto.

2)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust has caused this Amendment to be executed and effective as of September 30, 2023.

JNL Investors Series Trust

/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A

Dated September 30, 2023

Fund	Classes	Maximum 12b-1 Fee[1]
JNL Government Money Market Fund	Class I Class SL	None None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1